SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K

              CURRENT REPORT pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

       Date of Report   (Date of earlier event reported)  April 29, 2003

                            COVEST BANCSHARES, INC.
            (Exact name of Registrant as specified in its charter)

              Delaware               0-20160               36-3820609
          (State or other      (Commission File No.)      (IRS Employer
           jurisdiction of                                 Number)
           Incorporation)

                749 Lee Street, Des Plaines, Illinois      60016
               (Address of principal executive offices)  (Zip Code)

      (Registrant's telephone number, including area code)  847-294-6500

Item 5.  Other Events

On Tuesday, April 29, 2003, the Company issued a press release pertaining to first quarter 2003 results. The text of the press release is attached hereto as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

Exhibit 99.1        First Quarter 2003 Earnings Release

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2003
                          COVEST BANCSHARES, INC.


                          By:   /s/ JAMES L. ROBERTS
                                -----------------------------
                                James L. Roberts
                                President and
                                Chief Executive Officer


                          By:   /s/ PAUL A. LARSEN
                                -----------------------------
                                Paul A. Larsen
                                Executive Vice President and
                                Chief Financial Officer


CoVest Bancshares, Inc. Reports an 11% Decrease in Net Income for the First Quarter of 2003 over the same period in 2002.

DES PLAINES, IL.  April 29, 2003 - CoVest Bancshares, Inc.'s (Nasdaq/COVB)
Net income for the first quarter of 2003 was $1,430,000, down 11% over 1,613,000 for the same period in 2002. Basic earnings per share were $0.42, an 11% decrease compared to $0.47 for the same period in 2002. Diluted earnings per share were $0.40, an 11% decrease compared to $0.45 for the same period in 2002.

Return on average equity and return on average assets for the first quarter of 2003 were 11.70% and 0.95% respectively, compared to 14.15% and 1.09% for the first quarter of 2002.

The Company's efficiency ratio for the first quarter of 2003 was 58.84% compared to 55.84% for the same period in 2002. The goal for 2003 is to maintain its efficiency ratio at under 56%.

Net interest income for the first quarter of 2003 decreased $431,000, or an 8% decrease compared to the same period in 2002. The yield on average interest earning assets for the first quarter of 2003 was 5.75%, a 99 basis point decrease compared to 6.74% for the same period in 2002. The cost of average interest bearing liabilities for the first quarter of 2003 was 2.52%, a 67 basis point decrease compared to 3.19% for the same period in 2002. The decrease in the yield on average interest earning assets exceeded the decrease in the cost of average interest bearing liabilities. The Company started to be asset sensitive in the first quarter of 2002. As of December 31, 2002, the Company had $176.3 million in loans floating/adjusting to prime. As of March 31, 2003, total loans floating/adjusting to prime was $161.4 million. The Company believes that interest rates will likely rise later in 2003 or early 2004 and has chosen to originate a higher percentage of short-term adjustable rate loans. The Company's ALCO committee at its meeting on April 8, 2003, voted on the repurchase of a multi-family loan participation of approximately $16.5 million that has an average yield of 7.00%. The average yield on investments for the first quarter of 2003 was 4.66%, a 65 basis points decrease compared to 5.31% for the same period in 2002. The average yield on overnight investments for the first quarter of 2003 was 1.12%, a 47 basis point decrease compared to 1.59% for the same period in 2002. The Federal Reserve Bank's 50 basis point rate reduction in November 2002 contributed to the decline in interest income. The Company continues to manage its cost of funds and still remain competitive in its market area. Until October 2002, the Company's savings deposit rate was fixed at 2.50%. In October 2002, the Company implemented relationship pricing on its savings deposits. Relationship savings accounts (with related checking accounts) earned 2.25% while regular savings accounts (with no related checking accounts) earned 1.75%. On April 1, 2003, the Company reduced the savings account rates to 1.50% for relationship savings (with related checking accounts) and 1.00% for regular savings (with no related checking accounts).
The Company's money market account is indexed to the 91-day Treasury Bill rate. The Company reduced the floor rate on the money market account from 1.25% to 1.00%, effective January 30, 2003. The Company believes that these rates are still competitive in its market area. The increase in the average non-interest bearing deposits by $4.0 million offset part of the margin compression. The net interest spread for the first quarter of 2003 was 3.23%, 32 basis points lower than 3.55% for the same period in 2002. The net interest margin for the first quarter of 2003 was 3.56%, 37 basis points lower than 3.93% for the same period in 2002. The Company expects the net interest margin to increase in the second quarter of 2003 and beyond because of some of the recent deposit repricing steps that have been implemented andthe participated loan repurchases.

The Company's total interest income (tax equivalent) on earning assets decreased 13% to $8,392,000 for the first quarter of 2003, compared to $9,673,000 for the same period in 2002. The average balance of interest earning assets increased 2% to $583.9 million compared to $574.0 million for the first quarter of 2002. The average balance of loans for the first quarter of 2003 increased 3% to $538.0 million, compared to $521.1 million for the same period in 2002. The average yield on loans decreased to 5.86%, a 103 basis point decrease compared to 6.89% for the first quarter of 2002. The average balance on the multi-family loan portfolio was $252.9 million, a 10% increase compared to $230.3 million for the same period in 2002. The multi-family loan portfolio is mostly comprised of adjustable rate loans with floors and prepayment penalties established upon origination. Loan costs associated with loan prepayments in the multi-family loan portfolio for the first quarter of 2003 were $55,000 compared to $99,000 in 2002. The increases in the multi-family loan portfolio were partially offset by decreases in consumer loans and mortgage loans. The average balance of investments for the first quarter of 2003 decreased 13% to $45.8 million, compared to $52.9 million for the same period in 2002. The average yield on investments decreased to 4.47%, a 77 basis point decrease compared to 5.24% for the first quarter of 2002. Included in investments are $1.6 million of trust preferred issues with fixed rates ranging from 8.25% to 10.00%.

Total interest expense decreased 21% to $3,197,000 for the first quarter of 2003, compared to $4,037,000 for the same period in 2002. The average balance of interest bearing liabilities for the first quarter of 2003 was $507.1 million, relatively the same level compared to $505.9 million for the same period in 2002. The average balance of interest bearing deposits increased 4% to $442.4 million compared to $424.9 million for the same period in 2002. The average balance of savings deposits increased 81% to $105.4 million, compared to $58.4 million for the same period in 2002. The average balance of money market accounts decreased 25% to $81.5 million, compared to $108.7 million for the same period in 2002. The average balance of certificates of deposit decreased 12% to $149.5 million, compared to $170.5 million for the same period in 2002. The average balance of jumbo certificates of deposit decreased 79% to $1.9 million, compared to $9.1 million for the same period in 2002. The Company believes that the decrease in the average money market account index rate to 1.16% caused the savings deposits to increase as the savings account rate for relationship savings (with related checking accounts) was 2.25% and regular savings (with no related checking accounts) was 1.50%. The decrease in certificates of deposit and jumbo certificates of deposit can also be attributed to the savings account pricing where customers shifted their deposits, particularly the shorter term certificates where the rates were lower than 2.25% for relationship savings accounts and 1.50% for regular savings accounts. As of March 31, 2003, $97.7 million of the Company's savings accounts had checking account relationships and $20.7 million were regular savings accounts with no checking account relationships. On April 1, 2003, the Company reduced the savings accounts rates to 1.50% for relationship savings and 1.00% for regular savings. On January 30, 2003, the Company reduced the floor rate on its money market accounts from 1.25% to 1.00%. The Company believes that these pricing strategies are still competitive in its market area. Purchased certificates of deposit increased 42% to $69.7 million compared to $48.9 million for the first quarter of 2002. The purchased certificates of deposits taken in the first quarter of 2003 consisted of deposits from public institutions placed by local deposit brokers. The cost of purchased certificates of deposit for the first quarter of 2003 was 2.76%, 120 basis points lower than 3.96% for the same period in 2002. The average balance of interest bearing checking accounts increased 17% to $34.4 million, compared to $29.4 million for the same period in 2002. The average balance of borrowings decreased 20% to $64.7 million for the first quarter of 2003, compared to $81.0 million for the same period in 2002. The cost of borrowings decreased to 3.61%, which was 32 basis points lower than 3.93% for the first quarter of 2002.

The provision for loan losses was $215,000 for the first quarter of 2003 versus $472,000 for the same period in 2002. The net charge-offs for the first quarter of 2003 were $309,000, compared to net charge-offs of $369,000 during the first quarter of 2002. $300,000 of this amount was allocated to the commercial real estate loan relationship at December 31, 2002. The ratio of net charge-offs to average loans for the first quarter of 2003 was 0.06% compared to 0.07% for the same period in 2002. The ratio of allowance for loan losses to total outstanding loans was 1.31%, compared to 1.27% for the first quarter in 2002.

On a quarterly basis, management of the Company meets to review the adequacy of the Allowance for Loan Losses. Each loan officer grades his or her individual commercial credits and the Company's outsourced loan review function validates the officers' grades. In the event that loan review results in a downgrade of the loan, it is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (i.e. collateral value is nominal, etc). Once the specific portion of the allowance is calculated, management then calculates a historical portion for each loan category based on loan loss history, current economic conditions and trends in the portfolio, including delinquencies and impairments. As a result of this analysis, management believes that the allowance for losses on loans at March 31, 2003 was at a level adequate to absorb probable incurred losses on existing loans, although there can be no assurance that such losses will not exceed the estimated amounts.

Non-interest income decreased $287,000, or 23% to $949,000 for the first quarter of 2003 compared to $1,236,000 for the same period in 2002. Loan charges and servicing fees decreased by $43,000. Loan documentation fees decreased by $30,000, late fees decreased by $12,000, letter of credit fees decreased by $15,000 and investor service fees decreased by $18,000. These were offset by an increase in loan modification fees of $31,000. Prepayment fees decreased by $233,000 for the first three months in 2003 compared to the same period in 2002. Prepayments for the first quarter of 2003 were generated by 27 loans totaling $14.9 million compared to 31 loans totaling $31.9 million for the same period in 2002. Mortgage banking fees increased by $65,000. Conventional loan fees increased by $54,000 and loan origination fees increased by $12,000. Deposit related fees increased by $20,000. Service fees on checking accounts increased by $3,000, NSF fees on checking accounts increased by $8,000, debit card income increased by $8,000 and internet banking fees increased by $2,000. The Company did not sell securities during the first quarter of 2003. Gain on the sale of securities for the first quarter of 2002 was $74,000. Other income decreased by $28,000 for the first quarter of 2003 compared to the same period in 2002. Included in other income for the first quarter of 2003 was a $21,000 net loss on the sale of two properties included in other real estate owned. Included in other income for the first quarter of 2002 was $5,000 of credit card servicing income. The servicing contract was terminated in February 2002.

Non-interest expense for the first quarter of 2003 decreased $217,000, or 6% to $3,601,000, compared to $3,818,000 for the same period in 2002. Compensation and benefits increased by $144,000. Directors' fees increased by $11,000 as there were four board meetings held in the first quarter of 2003. ESOP expense increased by $218,000. An additional payment was made to the ESOP plan when it was thought that the proposed merger with Midwest Banc Holdings, Inc. would be consummated prior to the end of the first quarter of 2003. No additional extra payments to the plan are contemplated at this time unless the proposed sale takes place. Included in ESOP expense was $52,000 of stock price appreciation on the released ESOP shares. Deferred compensation expense decreased by $73,000, as there was a smaller volume of commercial related loan originations during the first quarter of 2003. Group medical self-insurance decreased by $101,000 as compared to the same period in 2002. Group medical self-insurance expense accrual for the first quarter of 2002 was based on estimated maximum claims. The accrual for 2003 was based on estimated average claims. Education and training decreased $22,000. Employee relation expenses decreased by $6,000. Bank incentive plan (BIP) expenses decreased by $8,000. Post retirement insurance decreased by $10,000 as the plan was frozen as of September 30, 2002. Employee compensation expenses decreased by $6,000 and temporary-staffing expenses decreased by $5,000. Commissions and incentives decreased by $63,000. Bonus expense decreased by $100,000, which was offset by a $35,000 increase in commission expense due to higher mortgage loan originations in the first quarter of 2003 compared to the same period in 2002. Occupancy and equipment expenses decreased by $24,000. Building repairs and maintenance expense decreased by $9,000, telephone expense decreased by $7,000, T1 lines/BBX maintenance expenses decreased by $5,000 and building decoration and supplies decreased by $11,000. These were partially offset by an increase in real estate taxes accrual by $9,000. Planned computer upgrades, purchase of a van and repairs were put on hold due to the proposed acquisition of the Company. Data processing expense increased by $20,000. Core processor expenses increased by $13,000 and internet maintenance expenses increased by $11,000. These were partially offset by a decrease in computer software and maintenance by $5,000. Advertising expenses decreased $61,000. Advertising strategies were also put on hold due to the proposed merger. REO expenses decreased by $176,000. The average balance of Other Real Estate Owned assets for the first quarter of 2003 was $363,000, compared to $1,187,000 for the same period in 2002. Total Other Real Estate Owned as of March 31, 2002 was $2,164,000 which consisted of an undeveloped commercial property in Chicago for $661,000, a motel property in Wisconsin for $1,300,000 and 3 single-family properties for a total of $202,000. REO expenses for 2002 represented taxes and maintenance expenses on the motel property in Wisconsin. Other expenses decreased by $55,000. Professional fees decreased by $12,000. Included in professional fees for the first quarter of 2003 was $82,000 of legal fees related to the proposed acquisition of the Company. General and administrative expenses decreased by $53,000. Loan related expenses decreased by $7,000.

Income tax expense decreased $61,000 to $874,000 for the first quarter of 2003, compared to $935,000 for the same period in 2002. The effective tax rate was 38% for the first quarter of 2003 as compared to 37% for the same period in 2002.

Total assets decreased 1% to $603.5 million as of March 31, 2003, as compared to $608.9 million at December 31, 2002. Total liabilities decreased 1% to $554.6 million as of March 31, 2003, as compared to $560.3 million at December 31, 2002. Stockholders' equity as of March 31, 2003 was $48.9 million, relatively the same level compared to $48.6 million at December 31, 2002.

Cash and cash equivalents increased to $23.1 million at March 31, 2003 from $7.6 million at December 31, 2002. The increase resulted from an increase in interest bearing deposits.

Securities decreased 17% to $40.8 million as of March 31, 2003 from $49.2 million at December 31, 2002. As of March 31, 2003, the Company had commitments to purchase FHLB agency issues totaling $10.6 million. That will be funded from interest bearing deposits.

Net loans receivable decreased 2% to $523.4 million as of March 31, 2003, compared to $535.0 million at December 31, 2002. Commercial loans decreased to $52.4 million, as compared to $56.8 million at December 31, 2002. The multi-family loan portfolio remained basically unchanged in volume from year-end and is comprised of adjustable rate loans indexed to prime, the 91-day Treasury bill rate, and 1 year, 3 year and 5 year Treasury notes. The loans have floors and prepayment penalties established upon origination. Consumer loans decreased 5% to $35.9 million as of March 31, 2003, compared to $37.9 million at December 31, 2002. Home equity loans outstanding decreased $1.0 million and auto loans decreased $1.0 million. Securities decreased 17% to $40.8 million as of March 31, 2003, compared to $49.2 million at December 31, 2002. Federal Home Loan Bank agency issues totaling $14.0 million with yields ranging from 3.05% to 5.55% were called in the first quarter of 2003. A $2.5 million Federal Home Loan Bank agency issue with a yield of 6.12% matured in the first quarter of 2003. These were partially replaced with Federal Home Loan Bank agency issues totaling $8.0 million with yields ranging from 2.30% to 3.35%. The Company limits its investment purchases to cover collateral requirements for its borrowings and repurchase agreements.

Total deposits increased 2% to $481.6 million as of March 31, 2003, compared to $473.6 million at December 31, 2002. Non-interest bearing deposits increased 14% to $38.5 million, compared to $33.7 million at December 31, 2002. The Company continues to strengthen its commercial banking business. Corporate checking increased to $18.4 million at March 31, 2003, compared to $15.5 million at December 31, 2002. Savings deposits increased 25% to $118.4 million, compared to $94.9 million at December 31, 2002. Money market accounts decreased 12% to $75.5 million, compared to $85.4 million at December 31, 2002. The Company believes that the decrease in the average money market account index rate to 1.16% caused the savings deposits to increase as the savings account rate for relationship savings (with related checking accounts) was 2.25% and regular savings (with no related checking accounts) was 1.50%. In addition, on January 30, 2003, the Company reduced the floor rate on its money market accounts from 1.25% to 1.00%. Certificates of deposit decreased 10% to $140.8 million, compared to $156.0 million at December 31, 2002. The Company also believes that a portion of these decreases was related to a shift to savings accounts as the rate was higher than the short-term certificates of deposit rates. On April 1, 2003, the Company reduced their savings account rates to 1.50% for relationship savings (with related checking accounts) and 1.00% for regular savings (with no related savings accounts). As of March 31, 2003, $97.7 million of the Company's savings accounts had checking account relationships and $20.7 million were regular savings accounts with no checking account relationships. Purchased certificates of deposit increased 8% to $72.0 million from $66.9 million at December 31, 2002. The increase consisted of deposits from public institutions placed by local deposit brokers.

Total borrowings decreased 15% to $62.9 million, compared to $74.4 million at December 31, 2002. Short-term borrowings decreased 24% to $35.9 million, compared to $47.4 million as of December 31, 2002. The Company paid off $5.0 million of FHLB term advances, $3.2 million of FHLB overnight borrowings and $5.0 million of overnight borrowings from a commercial bank correspondent. Treasury, tax and loan deposits decreased $1.1 million. Repurchase agreements increased $1.8 million. Included in short-term borrowings was an $1.1 million draw on the Company's line of credit incurred in connection with the Company's stock repurchase program. 1.0 million was paid in dividends from the Bank to the Company during the month of April.

Stockholders' equity totaled $48.9 million at March 31, 2003, compared to $48.6 million at December 31, 2002. The number of shares outstanding excluding unallocated Employee Stock Ownership Plan shares was 3,380,655 and the book value per common share outstanding was $14.45, a 1.12% increase over $14.29 per share outstanding at December 31, 2002.

On February 22, 2002, the Employee Stock Ownership Plan purchased 81,477 shares of CoVest Bancshares, Inc. common stock, held in the Company's treasury, for an aggregate purchase price of $1,500,000, or $18.41 per share. Shares issued to the ESOP are allocated to ESOP participants based on principal repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with contributions from the Company. $500,281 of principal plus interest has been repaid since the inception of the loan.

The Company announced its 26th stock repurchase program on March 7, 2003, enabling the Company to repurchase 100,000 shares of its outstanding stock. A total of 13,440 shares were repurchased at an average price of $28.01 through April 29, 2003.

At March 31, 2003, the allowance for loan losses was $6.9 million compared to $7.0 million at December 31, 2002. The Company recognized net charge-offs of $309,000 and provided an additional $215,000 during the first three months of 2003. The ratio of allowance for loan losses at March 31, 2003 was 1.31% compared to 1.30% at December 31, 2002. Management believes that the allowance for loan losses at March 31, 2003 was at a level adequate to absorb probable losses on existing loans. However, there can be no assurance that such losses will not exceed estimated amounts.

At March 31, 2003, total non-performing loans amounted to $4,853,000, or 0.93% of net loans, compared to $5,967,000, or 1.12% of net loans at December 31, 2002. The ratio of non-performing loans to total assets was 0.80% at March 31, 2003, compared to 0.98% at December 31, 2002. Of the $3,016,000 commercial real estate loans to related borrowers in non-accrual status at December 31, 2002, $300,000 was charged off in March 2003 due to the receipt of a new appraisal on these properties. A total of $565,000 in multi-family loans to related borrowers was added to non-accrual status at March 31, 2003, bringing the total of multi-family loans in non-accrual status to $1,467,000. The remaining amount of $902,000 is multi-family loan originally at $1,426,000, which was changed to non-accrual status in June 2002. The Company charged-off $159,000 of this loan prior to its move to non-accrual status. The Company has received $524,000 payments on this loan and now has a balance of $902,000. A $163,000 commercial loan was put on non-accrual in March 2003. The Company considered these loans in the March 31, 2003 analysis for allowance for loan losses, however, it is too early to ascertain what losses, if any, will be realized. As of March 31, 2003, loans delinquent 90 days or more and still accruing amounted to $17,000. The $1,416,000 of commercial loans and $38,000 of consumer loans delinquent 90 days or more and still accruing at December 31, 2002 have been made current.
The $14,000 commercial lease loan delinquent 90 days or more and still accruing at December 31, 2002 was charged-off.

The $661,000 other real estate owned at December 31, 2002 was sold in February 2003. The Company incurred $57,000 of expenses and a loss on the sale of $27,000 which was included as a reduction to other income.

Along with other financial institutions, management shares a concern for the outlook of the economy for 2003. A slowdown in economic activity has severely impacted several major industries as well as the economy as a whole. Even though there are numerous indications of emerging strength, it is not certain that this strength is sustainable. In addition, consumer confidence may be negatively impacted by the sustained decline in equity prices. These events could still adversely affect cash flows for both commercial and individual borrowers, as a result of which, the Company could experience increases in problem assets, delinquencies and losses on loans.


PENDING MERGER TRANSACTION

The Company entered into an Agreement and Plan of Reorganization with Midwest Banc Holdings, Inc. ("Midwest Banc") on November 1, 2002 (the "Merger Agreement") that, if approved by the Company's stockholders at a special meeting of stockholders, will result in the Company being merged with and into Midwest Banc. The special meeting of stockholders originally scheduled for March 17, 2003, was cancelled after Midwest Banc informed the Company that bank regulatory agencies would be delaying the processing of Midwest's applications to acquire the Company. As of the date of this filing, the Company has not rescheduled the special meeting.


SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

* The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Company's assets.

* The economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks.

* The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

* The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Company's assets) and the policies of the Board of Governors of the Federal Reserve System.

* The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector.

* The inability of the Company to obtain new customers and to retain existing customers.

* The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.

* Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers.

* The ability of the Company to develop and maintain secure and reliable electronic systems.

* The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner.

* Consumer spending and saving habits which may change in a manner that affects the Company's business adversely.

* Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected.

*  The costs, effects and outcomes of existing or future litigation.

* Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

* The ability of the Company to manage the risks associated with the foregoing as well as anticipated.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.




COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
                                          THREE MONTHS ENDED
                                        MAR 31,         MAR 31,
                                         2003            2002         %CHANGE
                                      ----------      ----------      --------
Earnings:

   Net Interest Income (FTE)          $5,195,000      $5,636,000          -8%

   Net Income                         $1,430,000      $1,613,000         -11%

   Per Share

      Basic                                $0.42           $0.47         -11%

      Diluted                              $0.40           $0.45         -11%

Key Ratios:

   Return on Average Assets                 0.95%           1.09%        -13%

   Return on Average Equity                11.70%          14.15%        -17%

   Net Interest Margin                      3.56%           3.93%         -9%

   Average Stockholders' Equity to
     Average Assets                         8.12%           7.69%          6%

Risk-Based Capital Ratios:

   Tier I

      Company                              11.3%           10.6%           0%

      Bank                                 11.0%           10.8%           0%

   Total

      Company                              12.6%           11.9%           0%


      Bank                                 12.2%           12.0%           0%

Common Stock Data:

   Cash Dividends Declared per Share       $0.08           $0.08           0%

   Book Value per Share                   $14.45          $13.34           8%

   Price/Earnings Ratio                    14.05x          12.79x         10%





COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(Dollars in thousands, except
 per share data)

                                              MAR 31, 2003        DEC 31, 2002
ASSETS                                       -------------        ------------
------------
CASH ON HAND AND IN BANKS                        $ 12,113            $  7,562

INTEREST BEARING DEPOSITS                          10,978                  17
                                                 --------            --------
   Cash and Cash Equivalents                       23,091               7,579

SECURITIES:
   Securities Available-for-Sale                   32,926              41,489
   Mortgage-Backed and Related
      Securities Available-for-Sale                     -                   -
   Federal Home Loan Bank and
      Federal Reserve Bank Stock                    7,881               7,681
                                                 --------            --------
TOTAL SECURITIES                                   40,807              49,170

LOANS RECEIVABLE:
   Commercial Loans                                52,392              56,799
   Multi-Family Loans                             250,463             252,766
   Commercial Real Estate Loans                    83,903              84,607
   Construction Loans                              53,514              54,404
   Commercial/Municipal Leases                        366                 522
   Mortgage Loans                                  53,404              54,037
   Consumer Loans                                  35,887              37,902
   Mortgage Loans Held for Sale                       390               1,026
                                                 --------            --------
      TOTAL LOANS RECEIVABLE                      530,319             542,063
   Allowance for Loan Losses                     (  6,945)            ( 7,039)
                                                 --------            --------
LOANS RECEIVABLE, NET                             523,374             535,024

ACCRUED INTEREST RECEIVABLE                         2,497               2,639
PREMISES AND EQUIPMENT                              8,610               8,824
OTHER REAL ESTATE OWNED                                 -                 661
GOODWILL                                            1,042               1,084
MORTGAGE SERVICING RIGHTS                             103                 128
OTHER ASSETS                                        3,975               3,812
                                                 --------            --------
TOTAL ASSETS                                     $603,499            $608,921
                                                 ========            ========








CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Continued)
(Unaudited)

(Dollars in thousands, except per share data)

                                              MAR 31, 2003        DEC 31, 2002
                                             -------------        ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
LIABILITIES:
   Deposits:
      Non-Interest Bearing                       $ 38,505            $ 33,700
      Interest Bearing Checking                    34,613              34,836
      Savings Accounts                            118,387              94,885
      Money Market Accounts                        75,526              85,372
      Certificates of Deposit                     140,768             155,988
      Jumbo CDs                                     1,830               1,880
      Purchased CDs                                71,962              66,946
                                                  -------             -------
                                                  481,591             473,607
   Short-Term Borrowings and Securities
      Sold U/A to Repurchase                       35,857              47,370
   Long-Term Advances from Federal
      Home Loan Bank                               27,000              27,000
   Advances from Borrowers for Taxes and
      Insurance                                     3,867               5,587
   Accrued Expenses and Other Liabilities           6,327               6,771
                                                  -------             -------
TOTAL LIABILITIES                                 554,642             560,335

STOCKHOLDERS' EQUITY:
   Common Stock, par value $.01 per share;
      7,500,000 authorized shares; 4,403,803
      shares issued at 3/31/03 and 12/31/02
      respectively                                     44                  44
   Additional Paid-in Capital                      18,914              18,831
   Retained Earnings                               47,991              46,838
   Treasury Stock, 956,841 shares and
      923,422 shares, held at cost at 3/31/03
      and 12/31/02, respectively                  (17,649)            (16,603)
   Unearned ESOP shares                            (1,000)             (1,202)
   Accumulated Other Comprehensive Income             557                 678
                                                 --------            --------
TOTAL STOCKHOLDERS' EQUITY                         48,857              48,586
                                                 --------            --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $603,499            $608,921
                                                 ========            ========













CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

(Dollars in thousands, except per             THREE MONTHS ENDED
 share data)                                    MAR 31,  MAR 31,
                                                 2003     2002
INTEREST INCOME                                -------   -------
   Loans and Leases Receivable                 $ 7,881   $ 8,979
   Mortgage-Backed and Related Securities            -        62
   Taxable Securities                              295       414
   Tax Exempt Securities                            45        64
   Other Interest and Dividend Income              147       120
                                               -------   -------
   Total Interest Income                         8,368     9,639
INTEREST EXPENSE
   Deposits                                      2,613     3,242
   Advances from Federal Home Loan Bank            552       703
   Other Borrowed Funds                             32        92
                                               -------   -------
   Total Interest Expense                        3,197     4,037
                                               -------   -------
NET INTEREST INCOME                              5,171     5,602
   Provision for Loan Losses                       215       472
                                               -------   -------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                   4,956     5,130
NON-INTEREST INCOME
   Loan Charges and Servicing Fees                 180       223
   Loan Prepayment Fees                            228       461
   Mortgage Banking Fees                           196       131
   Deposit Related Charges and Fees                319       299
   Gain on Sale of Securities                        -        74
   Insurance and Annuity Commissions                22        16
   Other                                             4        32
                                               -------   -------
   Total Non-Interest Income                       949     1,236
NON-INTEREST EXPENSE
   Compensation and Benefits                     2,032     1,888
   Commissions and Incentives                      130       193
   Occupancy and Equipment                         461       485
   Federal Deposit Insurance Premium                19        20
   Data Processing                                 280       260
   Advertising                                     145       206
   Other Real Estate Owned                          24       200
   Amortization of Goodwill                         42        42
   Amortization of Mortgage Servicing Rights        25        26
   Other                                           443       498
                                               -------   -------
   Total Non-Interest Expense                    3,601     3,818
                                               -------   -------
INCOME BEFORE INCOME TAXES                       2,304     2,548
Income Tax Provision                              (874)     (935)
                                               -------   -------
NET INCOME                                     $ 1,430   $ 1,613
                                               =======   =======
Basic Earnings per Share                         $0.42     $0.47
Diluted Earnings per Share                       $0.40     $0.45

Total Comprehensive Income                     $ 1,309   $ 1,471


AVERAGE BALANCE SHEET
(Unaudited)
The following table sets forth certain information related to the Company's average balance sheet. It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. (Dollars in Thousands)

                                                               THREE MONTHS ENDED
                                     -------------------------------------------------------------------
                                                 MAR 31, 2003               MAR 31, 2002
                                     --------------------------------- ---------------------------------
                                        AVERAGE                AVERAGE    AVERAGE             AVERAGE
                                        BALANCE   INTEREST   YIELD/COST   BALANCE  INTEREST  YIELD/COST
                                       --------   --------   ----------   -------  --------  ----------
INTEREST EARNING ASSETS:
  Commercial Loans(A)(B)               $ 54,939    $   718      5.23%    $ 50,680   $   753     5.94%
  Multi-Family Loans(A)(B)              252,893      3,577      5.66      230,274     3,819     6.63
  Commercial Real Estate Loans(A)(B)     84,416      1,267      6.00       81,202     1,501     7.39
  Construction Loans(A)(B)               53,651        784      5.85       54,754     1,029     7.52
  Commercial/Muni Leases(B)                 445          6      5.39        1,612        24     5.96
  Mortgage Loans(A)(B)                   54,723        976      7.13       57,555     1,094     7.60
  Consumer Loans (A)                     36,969        552      5.97       44,978       760     6.76
  Securities                             33,558        365      4.35       39,489       511     5.18
  Mortgage-Backed and Related
    Securities                                -          -         -        3,321        62     7.47
  Equity Investments                      9,761        140      5.74        9,127       116     5.08
  Other Investments                       2,507          7      1.12        1,007         4     1.59
                                       --------    -------      ----     --------   -------     ----
Total Interest-Earning Assets          $583,862    $ 8,392      5.75%    $573,999   $ 9,673     6.74%
Non-Interest Earning Assets              18,211                            18,674
                                       --------                          --------
  TOTAL ASSETS                         $602,073                          $592,673
                                       ========                          ========
INTEREST-BEARING LIABILITIES:
  Interest-Bearing Checking            $ 34,382    $   108      1.26%    $ 29,364   $    97     1.32%
  Savings                               105,448        547      2.07       58,388       360     2.47
  Money Market                           81,496        245      1.20      108,659       464     1.71
  Certificates of Deposits              149,523      1,223      3.27      170,488     1,774     4.16
  Jumbo CDs                               1,866          9      1.93        9,090        62     2.73
  Purchased CDs                          69,652        481      2.76       48,950       485     3.96
  FHLB Advances                          55,556        552      3.97       65,167       703     4.32
  Other Borrowed Funds                    9,170         32      1.44       15,788        92     2.33
                                      ---------    -------      ----     --------   -------     ----
Total Interest-Bearing Liabilities     $507,093    $ 3,197      2.52%    $505,894   $ 4,037     3.19%
Non-Interest Bearing Deposits            35,063                            31,086
Other Liabilities                        11,021                            10,087
                                      ---------                          --------
TOTAL LIABILITIES                      $553,177                          $547,067
Stockholders' Equity                     48,896                            45,606
                                       --------                          --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                   $602,073                          $592,673
                                       ========                          ========
NET INTEREST INCOME (Tax Equivalent)               $ 5,195                          $ 5,636
                                                   =======                          =======
NET INTEREST RATE SPREAD (C)                                    3.23%                           3.55%
                                                                ====                            ====
NET INTEREST MARGIN (D)                                         3.56%                           3.93%
                                                                ====                            ====

(A) Includes cash basis loans.
(B) Includes deferred fees/costs.
(C) Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.
(D) Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.
